PROSPECTUS SUPPLEMENT                                       File No. 333-132911
---------------------                                            Rule 424(b)(3)
(To MTN prospectus supplement
general prospectus supplement and
prospectus, each dated March 31, 2006)

Prospectus number: 2548

                             Merrill Lynch & Co., Inc.
                            Medium-Term Notes, Series C
                    Due Nine Months or More from Date of Issue


                                Floating Rate Notes


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Principal Amount:       $630,000,000                            Original Issue Date:  June 26, 2006

CUSIP Number:           59018YXR7                               Stated Maturity Date: June 26, 2008

Issue Price:            100%

Interest Calculation:                                           Day Count Convention:
---------------------                                           ---------------------
[ x ] Regular Floating Rate Note                                [ x ] Actual/360
[   ] Inverse Floating Rate Note                                [   ] 30/360
       (Fixed Interest Rate):                                   [   ] Actual/Actual



Interest Rate Basis:
--------------------
[   ] LIBOR                                                     [   ] Commercial Paper Rate
[   ] CMT Rate                                                  [   ] Eleventh District Cost of Funds Rate
[   ] Prime Rate                                                [   ] CD Rate
[ X ] Federal Funds Open Rate                                   [   ] Other (see attached)
[   ] Treasury Rate
    Designated CMT Page:                                        Designated LIBOR Page:
          CMT Telerate Page:                                          LIBOR Telerate Page:
          CMT Reuters Page:                                           LIBOR Reuters Page:

Index Maturity:         One Day                                 Minimum Interest Rate:  Not Applicable

Spread:                 Plus 0.11%                              Maximum Interest Rate:  Not Applicable

Initial Interest
Rate:                   Calculated as if the Original Issue     Spread Multiplier:      Not Applicable
                        Date was an Interest Reset Date

Interest Reset Dates:   Each Business Day, commencing June 27, 2006 to but excluding the
                        Stated Maturity Date, subject to the following Business Day convention.

Interest Payment
Dates:                  Monthly, on the 26th of each month commencing July 26, 2006, subject to the following Business Day convention.

Fed Funds Open Rate:    The rate for an Interest Reset Date shall be the rate set
                        forth on Telerate Page 5 for that day underneath the caption
                        "FEDERAL FUNDS" in the row titled "OPEN". If the rate is not available for an Interest Reset Date, the rate for that
                        Interest Reset Date shall be the Federal Funds Effective
                        rate as published in the H.15 Daily Update.

Repayment at the
Option of the Holder:   The Notes cannot be repaid prior to the Stated Maturity Date.

Redemption at the
Option of the Company:  The Notes cannot be redeemed prior to the Stated Maturity Date.

Form:                   The Notes are being issued in fully registered book-entry form.

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Trustee:                JPMorgan Chase Bank, N.A.

Underwriters:           Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"),
                        Fifth Third Securities, Inc. and Morgan Keegan & Company, Inc.
                        (the "Underwriters"), are acting as principals in this
                        transaction. MLPF&S is acting as the Lead Underwriter.

                        Pursuant to an agreement, dated June 21st, 2006 (the "Agreement"), between Merrill Lynch & Co., Inc. (the "Company") and the Underwriters, the Company has agreed to sell to each of the Underwriters and each of the Underwriters has severally and not jointly agreed to purchase the principal amount of Notes set forth opposite its name below:

                        Underwriters                            Principal Amount of the Notes
                        ------------                            -----------------------------

                        Merrill Lynch, Pierce, Fenner & Smith                    $617,400,000
                                    Incorporated
                        Fifth Third Securities, Inc.                               $6,300,000
                        Morgan Keegan & Company, Inc.                              $6,300,000
                                                                                   ----------
                                                                         Total   $630,000,000

                        Pursuant to the Agreement, the obligations of the Underwriters are subject to certain conditions and the Underwriters are committed to take and pay for all of the Notes, if any are taken.

                        The Underwriters have advised the Company that they propose initially to offer all or part of the Notes directly to the public at the Issue Price listed above. After the initial public
                        offering, the Issue Price may be changed.

                        The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities
                        Act of 1933, as amended.


Underwriting Discount:  0.1750%

Dated:                  June 21, 2006
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